SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 26, 2003

Noven Pharmaceuticals, Inc.

11960 S.W. 144th Street, Miami, Florida 33186

305-253-5099

Incorporated under the laws of the	Commission File Number	I.R.S. Employer Identification Number
State of Delaware	0-17254	59-2767632

Item 5. Other Events.

     On February 26, 2003, Noven Pharmaceuticals, Inc. (“Noven”) signed an agreement to license its once-daily methylphenidate transdermal delivery system (the “Product”), for which Noven filed a New Drug Application with the U.S. Food and Drug Administration (“FDA”) in June 2002, to Shire Pharmaceuticals Group plc (“Shire”) for payments of up to $150 million and ongoing manufacturing revenue. Consideration for the transaction is payable as follows: (a) $25 million payable upon closing of the transaction; (b) $50 million upon receipt of final marketing approval for the Product by the FDA; (c) $25 million upon Shire’s achievement of $25 million in annual net sales of the Product; (d) $25 million upon Shire’s achievement of $50 million in annual net sales of the Product; and (e) $25 million upon Shire’s achievement of $75 million in annual net sales of the Product. Shire’s annual net sales will be measured quarterly on a trailing 12-month basis, so that each milestone payment becomes due within 45 days after the end of the first quarter during which trailing 12-month sales exceed the applicable threshold. For accounting purposes, all payments will be deferred and recognized as Noven revenue over a period of years.

     Noven remains responsible for securing final regulatory approval for the Product. If Noven receives a non-approval letter from the FDA or if FDA approval has not been granted within two years of the closing date, Shire may require Noven to repurchase the product rights for $5 million. Shire has agreed that it will not sell any other product containing methylphenidate as an active ingredient until the earlier of (a) five years from the closing date or (b) payment of all of the sales milestones.

     Closing of the transaction is conditioned on, among other things, the expiration of any regulatory waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, and is expected to take place within 45 days.

     On the closing date, the parties will enter into a long-term supply agreement under which Noven will manufacture and supply the Product to Shire. The agreement gives Shire the right to qualify a second manufacturing source and purchase a portion of its requirements from the second source.

     A copy of Noven’s press release announcing the transaction is filed as Exhibit 99.1 and incorporated herein by this reference.

Item 7. Exhibits

     (c)  Exhibits.

99.1	Press release dated February 27, 2003 announcing the license of MethyPatch® to Shire.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVEN PHARMACEUTICALS, INC.

/s/ Jeffrey F. Eisenberg

Jeffrey F. Eisenberg Vice President, General Counsel and Corporate Secretary
Date: February 28, 2003

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated February 27, 2003, announcing the license to Shire of worldwide marketing rights to MethyPatch®

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